UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2024

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Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1525 Perimeter Parkway, Suite 325 Huntsville, AL 35806

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (256) 350-3873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	LAKE	NASDAQ Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2024, Lakeland Industries, Inc. (the “Company”) and Hui (Helena) An, Chief Operating Officer of the Company, entered into an agreement (the “An Agreement”) to terminate Ms. An’s employment agreement, dated September 1, 2022. Ms. An’s employment with the Company will continue on at will basis. Also on October 31, 2024, the Company provided notice to Roger Shannon, the Company’s Chief Financial Officer, of the non-renewal of Mr. Shannon’s employment agreement, dated February 1, 2023, effective on February 1, 2025, which is the end of its current term. Mr. Shannon’s employment will continue after February 1, 2025 on an at will basis. The termination of Ms. An’s employment agreement and the non-renewal of Mr. Shannon’s employment agreement reflect the Company’s decision to operate without employment agreements for its executive officers. Ms. An and Mr. Shannon were the only remaining executive officers of the Company with employment agreements in place.

In connection with the actions discussed above, on October 31, 2024, the Compensation Committee of the Company’s Board of Directors (i) granted to each of Mr. Shannon and Ms. An 5,000 time-based restricted stock units (“RSUs”), which RSUs will vest on October 31, 2025, subject to their respective continued employment on such date, and (ii) adopted an Amended and Restated Executive Severance and Change in Control Plan, which became effective immediately (the “Severance and Change in Control Plan”). The Severance and Change in Control Plan provides severance benefits to the Company’s executive officers in the event of certain terminations of employment. The Severance and Change in Control Plan covers our executive officers and other highly compensated employees designated by the Compensation Committee as participants from time to time, subject to their executing a participation agreement under the Severance and Change in Control Plan. The Severance and Change in Control Plan will initially cover the following executive officers of the Company: James M. Jenkins, Chief Executive Officer, President and Executive Chairman; Hui (Helena) An, Chief Operating Officer; Barry Phillips, Chief Revenue Officer; and Laurel Yartz, Chief Human Resources Officer. Effective February 1, 2025, the Severance and Change in Control Plan will also cover Roger D. Shannon, Chief Financial Officer.

Under the Severance and Change in Control Plan, in the event that a participant is terminated by the Company other than for Cause or any such participant resigns for Good Reason (in each case, not in a Change in Control Period) (as such capitalized terms are defined in the Severance and Change in Control Plan), such participant shall receive: (a) the participant’s base salary through the termination date, (b) a pro-rated portion of the participant’s short-term incentive annual cash bonus for the fiscal year in which the termination occurs, based on actual performance for the year in which the termination occurs, and (c) an amount equal to one month of the participant’s then current base salary for every one year of employment with the Company up to the date of termination, with a minimum of four months of base salary and a maximum of 12 months of base salary regardless of the number of years of employment with the Company.

In the event that any participant’s employment is terminated other than for Cause or any such participant resigns for Good Reason within 90 days prior to or 18 months after a Change in Control, such participant shall receive: (a) the participant’s base salary through the termination date, (b) a pro-rated portion of the participant’s target short-term incentive annual cash bonus for the fiscal year in which the termination occurs, (c) an amount equal to the applicable severance multiplier multiplied by the sum of the participant’s annual base salary and target short-term incentive annual cash bonus, and (d) reimbursement of the Participant’s monthly premium cost under COBRA health and dental continuation less the applicable active employee premium rate for up to 18 months following the termination date or such earlier date that the participant is no longer eligible to receive COBRA continuation coverage or the participant becomes eligible to receive other group health benefits. The severance multiplier applicable to a termination not for Cause in the Change in Control Period or a resignation for Good reason in the Change in Control Period shall be (a) in the case of the Chief Executive Officer, 2x, and (b) in the case of an executive officer who is not the Chief Executive Officer, 1.5x. The Severance and Change in Control Plan also contains customary non-solicitation and non-disparagement covenants applicable to the covered executives.

The foregoing descriptions of the Severance and Change in Control Plan and the An Agreement do not purport to be complete and are qualified in their entirety by the full text of the Severance and Change in Control Plan and the An Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending January 31, 2025.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ James M. Jenkins
James M. Jenkins
Chief Executive Officer, President and Executive Chairman

Date: November 4, 2024

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